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                                                                     EXHIBIT 6.5


                               WARRANT AGREEMENT

         WARRANT AGREEMENT dated April 19, 1995 between DIGITAL DESCRIPTOR SYSTEMS, INC., a Delaware corporation (the "Company"), and the holders of warrants listed on Schedule A (together with any successors and assigns, the "Warrantholders").


         The Company proposes to issue to the Warrantholders up to 75,000 Redeemable Class A Warrants (the "Class A-l "Warrants") and 75,000 Redeemable Class B Warrants (the "Class B-l Warrants" which together with the Class A-l Warrants are collectively referred to as the "Warrants") each Warrant evidences the right to purchase one share of Common Stock, $.001 par value per share, of the Company (the "Common Stock") or an aggregate for all Warrants of up to 150,000 authorized but previously unissued shares of Common Stock of the Company.

         NOW THEREFORE, it is agreed as follows:

                                    ARTICLE I

              ISSUANCE, FORM AND EXECUTION OF WARRANT CERTIFICATES

         Section 1.1    Warrant Certificates.

         The Company shall execute and deliver to the Warrantholders certificates which the Company has authorized to represent the Warrants ("Warrant Certificates"). The Warrant Certificates shall be substantially as set forth in Exhibit A and Exhibit B hereto and may have such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Agreement or to conform to usage. The Warrant Certificates shall be dated with the date of their issuance.

         Section 1.2    Execution of Warrant Certificates.

         The Warrant Certificates shall be executed on behalf of the Company by a duly authorized officer of the Company.

                                    ARTICLE 2
                              EXERCISE OF WARRANTS

         Section 2.1    Exercise.

         Any or all of the Class A-1 Warrants represented by each Warrant Certificate may be exercised by the Warrantholder thereof at any time after 9:00 a.m., Pennsylvania time, April 14, 1996 and before 5:00 p.m., Pennsylvania time, April 13, 2000, (the "Exercise Period") unless extended by the Company. Any or all of the Class B-1 Warrants represented by each Warrant

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Certificate may be exercised by the Warrantholder thereof at any time after 9:00
a.m., Pennsylvania time, April 14, 1996 and before 5:00 p.m., Pennsylvania time, April 14, 2000, (the "Exercise Period") unless extended by the Company. The Warrants may be exercised by surrender of the Warrants Certificate with the Purchase Form, attached hereto (or a reasonable facsimile thereof) duly executed by such holder, to the Company at its principal office in Langhorne, Pennsylvania accompanied by payment, in cash or by certified or official bank check to the order of the Company, in an amount equal to the product of the number of shares of Common Stock issuable upon exercise of the Warrant represented by such Warrant Certificate, as adjusted pursuant to the provisions of Article 3 hereof, multiplied by the Exercise Price, as defined below, and such holder shall be entitled to receive such number of fully paid and nonassessable shares of Common Stock, as so adjusted, at the time of such exercise.

         Section 2.2   Exercise Price.

                  (a) The exercise price for each Class A-1 Warrant shall be an amount equal to the exercise price of a Redeemable Class A Warrant of the Company which will be a component of the Units to be offered by the Company in a public offering underwritten by Gaines, Berland Inc. (the "Units"). The Units shall consist of one share of Common Stock $.001 par value, one Redeemable Class A Warrant, and one Redeemable Class B Warrant. If the Units or Redeemable Class A Warrants are not offered by the Company on or before April 13, 1996, the exercise price of the Class A-l Warrants shall be $6.25. In any event the exercise price of the Class A-l Warrants shall be as adjusted pursuant to the provisions of Article 3 hereof (such price as so adjusted from time to time being herein called the "Class A-l Warrants Exercise Price").


                  (b) The exercise price for each Class B-l Warrant shall be an amount equal to the exercise price of a Redeemable Class B Warrant of the Company which will be a component of the Units. If the Units or Redeemable Class B Warrants are not offered by the Company on or before April 13, 1996, the exercise price of the Class B-l Warrants shall be $7.50. In any event the exercise price of the Class B-l Warrants shall be as adjusted pursuant to the provisions of Article 3 hereof (such price as so adjusted from time to time being herein called the "Class B-l Warrant Exercise Price").


         Section 2.3   Time of Exercise.

         Each exercise of Warrants shall be deemed to have been effective immediately prior to the close of business on the business day on which the Warrant Certificate relating to such Warrants shall have been surrendered to the Company as provided in Section 2.1. At such time the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such exercise as provided in Section 2.4 shall be deemed to have become the holder or holders of record thereof.

         Section 2.4   Issuance of Shares of Common Stock: No Fractional Shares.

         As soon as practicable after the exercise of any Warrant, and in any event within three



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(3) business days after receipt by the Company of the notice of exercise under
Section 2.1, the Company, at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct (upon payment by such holder of any applicable transfer taxes).

         (a) a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such holder would otherwise be entitled, an amount in cash equal to such fraction multiplied by the then current value of a share of Common Stock, such current value to be determined as follows:

               (i) if the Common Stock shall be listed or admitted to unlisted trading privileges on any single national securities exchange, then such current value shall be computed on the basis of the last reported sale price of the Common Stock on such exchange on the last business day prior to the date of the exercise of such Warrant upon which a sale shall have been effected; or

               (ii) if the Common Stock shall not be so listed or admitted to unlisted trading privileges and bid and asked prices therefor in the over-the-counter market shall be reported by NASDAQ, including the National Marketing System, then such current value shall be the last reported sale on the last business day prior to the date of the exercise of such Warrant, or, in the event the last reported sale is unavailable, the average of the closing bid and asked prices on the last business day prior to the date of the exercise of such Warrant as so reported; or

               (iii) if the Common Stock shall be listed or admitted to unlisted trading privileges on more than one national securities exchange or one or more national securities exchanges and in the over-the-counter market, then such current value shall, if different as a result of calculation under the applicable method(s) described above in this Section, be deemed to be the higher number calculated in connection therewith; or

               (iv) if the Common Stock shall not be so listed or admitted to unlisted trading privileges and such bid and asked prices shall not be so reported, then such current value shall be computed on the basis of the book value of Common Stock as of the close of business on the last day of the month immediately preceding the date upon which such Warrant was exercised, as determined by the Company.

         and

         (b) in case such exercise includes only part of the Warrants represented by a Warrant Certificate, a new Warrant Certificate or Warrant Certificates of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares


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     called for on the face of such Warrant Certificate minus the number of such shares designated by the holder for such exercise as provided in
     Section 2.1. Warrants, represented by a properly assigned Warrant Certificate, may be exercised by a new holder without first having a new Warrant Certificate issued.

The certificates issued to evidence shares of Common Stock or new Warrant Certificate may bear the following legend:

               THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND ANY TRANSFER, SALE OR OTHER DISPOSITION MAY BE MADE ONLY IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM THE PROVISIONS THEREOF. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF A WARRANT AGREEMENT DATED APRIL 14, 1995, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY. THESE SECURITIES WILL NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS.

                                    ARTICLE 3
                             ANTIDILUTION PROVISIONS

         Section 3.1    Adjustment of Exercise Price.

         (a) The Class A-l Warrant Exercise Price and Class B-l Warrant Exercise Price shall each be subject to the following adjustments. In the event that:

               (i) any dividends on any class of stock of the Company payable in Common Stock or securities convertible into Common Stock shall be paid by the Company;

               (ii) the Company shall split or subdivide its then outstanding shares of Common Stock into a greater number of shares; or

               (iii) the Company shall combine outstanding shares of Common Stock, by reclassification or otherwise;

     then in any such event, each Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (A) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the such existing Exercise Price, by (B) the total number of shares of Common Stock



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     outstanding immediately after such event (including the maximum number of shares of Common Stock issuable in respect of any securities convertible into common stock), and the resulting quotient shall be the adjusted Exercise Price per share.

         (b) No adjustment of the Class A-l Warrant Exercise Price or Class B-l Warrant Exercise Price shall be made if the amount of such adjustments shall be less than $.01 per share, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment adjustments so carried forward, shall amount to not less than $.01 per share.


         Section 3.2 Adjustment of Number of Shares Purchasable on Exercise of Warrants.


         Upon each adjustment of the Exercise Price pursuant to Section 3.1, the registered holder of each Warrant shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Exercise Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Warrant (as adjusted as a result of all adjustments in the Exercise Price in effect prior to such adjustment) by the Exercise Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

         Section 3.3    Notice as to Adjustment.

         Upon any adjustment of the Class A-l Warrant Exercise Price and Class B-l Warrant Exercise Price and an increase or decrease in the number of shares of Common Stock purchasable upon the exercise of the Warrants, then, and in each such case, the Company shall within ten (10) days after the effective date of such adjustment give written notice thereof, by first class mail, postage prepaid, addressed to each registered Warrantholder at the address of such Warrantholder as shown on the books of the Company, which notice shall state the adjusted Exercise Price and the increased or decreased number of shares purchasable upon the exercise of the Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         Section 3.4    Effect of Reorganization, Reclassification, Merger, Etc.

         If at any time while any Warrant is outstanding there should be any capital reorganization or reclassification of the capital stock of the Company (other than a split, subdivision or combination of outstanding shares of Common Stock by reclassification or otherwise as provided for in Section 3.1 hereof) or any consolidation or merger of the Company with or into another corporation or any sale, conveyance, lease or other transfer by the Company of all or substantially all of its assets to any other corporation, the holder of any Warrant shall, during the remainder of the period such Warrant is exercisable, be entitled to receive, upon payment of the Exercise Price for such Warrant, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such consolidation, merger, sale,



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conveyance, lease or transfer, that a holder of Common Stock deliverable upon the exercise of such Warrant, would been entitled to receive in such reorganization, reclassification, consolidation, merger, sale, conveyance, lease or transfer, if such Warrant had been exericised immediately prior to such reorganization, reclassification, consolidation, merger, sale, conveyance, lease or transfer. Appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth in this Warrant Agreement with respect to the rights and interests thereafter of the Warrantholders to the end that the provisions set forth in this Warrant Agreement (including the adjustment of the Exercise Price for such Warrant and the number of shares issuable upon the exercise of the Warrants) shall thereafter be applicable, as near as may be reasonably practicable, in relation to any shares or other property thereafter deliverable upon the exercise of the Warrants as if the Warrants had been exercised immediately prior to such reorganization, reclassification, consolidation, merger, sale, conveyance, lease or transfer. The Company shall not effect any such reorganization, reclassification, consolidation, merger, sale, conveyance, lease or transfer unless, upon or prior to the consummation thereof, the successor corporation or the corporation to which the property of the Company has been sold, conveyed, leased or transferred shall assume by written instrument the obligation to deliver to the holder of each Warrant such shares of stock, securities, cash or property as in accordance with the foregoing provisions such holder shall be entitled to purchase.

         Section 3.5    Prior Notice as to Certain Events.

         In the event,


               (a) The Company shall pay any dividend upon its Common Stock payable in stock or make any distribution (other than cash dividends) to the holders of its Common Stock; or

               (b) The Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights; or

               (c) There shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale, conveyance, lease, or other transfer of all or sustantially all of its assets to, another corporation; or

               (d) There shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company,

then in any one or more of such cases, the Company shall give prior written notice, by first class mail, postage prepaid, addressed to each registered Warrantholder at the address of such Warrantholder as shown on the books of the Company, of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights, or (ii) such reorganiztion, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may


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be. Such notice shall also specify the dale as of which the holders of the
Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.


         Section 3.6    Certain Obligations of the Company.

         The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement or the Warrant Certificate, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Company (a) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of such stock upon the exercise of all Warrants from time to time outstanding and (b) will not (i) transfer all or substantially all of its properties and assets to any other person or entity, or (ii) consolidate or merge into any other entity where the Company is not the continuing or surviving entity, or (iii) permit any other entity to consolidate with or merge inn) the Company where the Company is the continuing or surviving entity but, in connection with such consolidation or merger, the Common Stock then issuable upon the exercise of the Warrants shall be changed into or exchanged for shares or other securities or property of any other entity unless, in any such case, the other entity acquiring such properties and assets, continuing or surviving after such consolidation or merger or issuing or distributing such shares or other securities or property as the case may be, shall expressly assume in writing and be bound by all terms of this Warrant Agreement and the Warrant Certificates.

         Section 3.7    Reservation of Common Stock.

         The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of the Warrants, all shares of Common Stock from time to time issuable upon such exercise. All such shares shall be authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable with no liability on the part of the holder thereto.


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